EXHIBIT 23.2

          Consent of Independent Certified Public Accountants



The Board of Directors and Stockholders
of Access Pharmaceuticals, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-10626 and 33-41134 on Form S-8 of Access Pharmaceuticals, Inc.
(formerly Chemex Pharmaceuticals, Inc.) of our report dated March 24,
1998, relating to the consolidated balance sheet of Access Pharmaceuticals, Inc. and subsidiary (a development stage company) as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1997 and for the period February 24, 1988 (inception) to December 31, 1997, which report appears in the December 31, 1998 Annual Report on Form 10-K of Access Pharmaceuticals, Inc. The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period February 24, 1988 (inception) to December 31, 1988 and for each of the years in the six-year period ending December 31, 1994, which were audited by other auditors whose report has been furnished to us and is included herein, and our opionion, insofar as it relates to the amounts included for the period February 24, 1988 (inception) through December 31, 1994, is based solely on the report of the other auditors.

Our report dated March 24, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/  KPMG LLP
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KPMG LLP


Dallas, Texas
March 26, 1999